NEUBERGER BERMAN ALTERNATIVE FUNDS
MANAGEMENT AGREEMENT

SCHEDULE A

SERIES OF NEUBERGER BERMAN ALTERNATIVE FUNDS

Neuberger Berman Absolute Return Multi-Manager Fund
Neuberger Berman Dynamic Real Return Fund
Neuberger Berman Global Allocation Fund
Neuberger Berman Long Short Fund
Neuberger Berman Risk Balanced Commodity Strategy Fund

Date: November 16, 2012

NEUBERGER BERMAN ALTERNATIVE FUNDS
MANAGEMENT AGREEMENT
SCHEDULE B
RATE OF COMPENSATION

Fund	Rate of Compensation based on each Fund’s average daily net assets
Neuberger Berman Absolute Return Multi-Manager Fund
1.700% of the first $250 million
1.675% of the next $250 million
1.650% of the next $250 million
1.625% of the next $250 million
1.600% of the next $500 million
1.575% of the next $2.5 billion
1.550% in excess of $4 billion

Neuberger Berman Dynamic Real Return Fund*
0.650% of the first $250 million
0.625% of the next $250 million
0.600% of the next $250 million
0.575% of the next $250 million
0.550% of the next $500 million
0.525% of the next $2.5 billion
0.500% in excess of $4 billion

Neuberger Berman Global Allocation Fund	0.650% of the first $1 billion 0.625% of the next $1 billion 0.600% in excess of $2 billion
Neuberger Berman Long Short Fund
1.200% of the first $250 million
1.175% of the next $250 million
1.150% of the next $250 million
1.125% of the next $250 million
1.100% of the next $500 million
1.075% of the next $2.5 billion
1.050% in excess of $4 billion

Neuberger Berman Risk Balanced Commodity Strategy Fund**
0.700% of the first $250 million
0.675% of the next $250 million
0.650% of the next $250 million
0.625% of the next $250 million
0.600% of the next $500 million
0.575% of the next $2.5 billion
0.550% in excess of $4 billion

*To the extent Neuberger Berman Dynamic Real Return Fund (“Real Return Fund”) invests its assets in any wholly owned subsidiary of Real Return Fund advised by the Manager (“Real Return Fund Subsidiary”), the amount of the advisory fee payable to the Manager under this Agreement as calculated pursuant to the Rate of Compensation set forth above will be reduced by the amount of any advisory fee that the Manager receives from the Real Return Fund Subsidiary.

When calculating asset levels for purposes of determining the Rate of Compensation of Real Return Fund, asset levels are based on the average daily net assets of Real Return Fund, including the assets invested in the Real Return Fund Subsidiary.

**To the extent Neuberger Berman Risk Balanced Commodity Strategy Fund (“Commodity Strategy Fund”) invests its assets in Neuberger Berman Cayman Commodity Fund I Ltd., a wholly owned subsidiary of Commodity Strategy Fund, or in any other wholly owned subsidiary of Commodity Strategy Fund advised by the Manager (collectively, “Commodity Strategy Fund Subsidiary”), the amount of the advisory fee payable to the Manager under this Agreement as calculated pursuant to the Rate of Compensation set forth above will be reduced by the amount of any advisory fee that the Manager receives from the Commodity Strategy Fund Subsidiary.  When calculating asset levels for purposes of determining the Rate of Compensation of Commodity Strategy Fund, asset levels are based on the average daily net assets of Commodity Strategy Fund, including the assets invested in the Commodity Strategy Fund Subsidiary.

Date: February 27, 2013

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